NEWS
CONTACT:
William S. Aichele
UNIVEST CORPORATION OF PENNSYLVANIA
Chairman, President and CEO
215-721-2457

FOR IMMEDIATE RELEASE
UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST NATIONAL
BANK AND TRUST CO. REPORTS FOURTH QUARTER EARNINGS

SOUDERTON, Pa, January 26, 2004 - Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co. of Souderton, Pa, has reported net income of $6,663,000 or $.78 basic net income per share for the fourth quarter ended December 31, 2004. This represents an increase of 2.2% in net income and basic net income per share of 2.6% over the same period ended December 31, 2003.

For the twelve months ended December 31, 2004, Univest Corporation reported a net income of $23,591,000 or $2.76 basic net income per share compared to $23,082,000 or $2.70 basic net income per share reported for the twelve months ended December 31, 2003. This net income change represents an increase of 2.2%. Diluted earnings per share were $2.70 and $2.67 per share for the twelve months ended December 31, 2004 and 2003 respectively.

On January 3, 2005, Univest Corporation paid a quarterly cash dividend of $.25 per share which represents an increase of 25% over the same period last year.
Assets totaled $1.7 billion and net worth totaled $160 million as of December 31, 2004.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relation’s link, found on its Web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information.

Univest Corporation and its subsidiaries provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses

-MORE-

UNIVEST CORPORATION OF PENNSYLVANIA Univest Corporation of Pennsylvania - Univest National Bank - Reports Fourth Quarter Earnings Page -2

in Bucks, Chester and Montgomery counties through a network of 36 financial service centers and 39 ATM locations.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

UNIVEST CORP OF PENNSYLVANIA FINANCIAL SUMMARY HIGHLIGHTS ATTACHED.
FOR MORE INFORMATION call William S. Aichele, Chairman, President and Chief Executive Officer, 215-721-2457

Univest Corporation of Pennsylvania Financial Summary Highlights (In thousands, except per share data)

	For the Fourth Quarter Ended,
	Dec 31, 004	Dec 31, 2003	% CHANGE

Net interest income	$14,059	$13,948	0.80%

Provision for loan losses	$316	$100	216.00%

Net interest income after provision for loan losses	$13,743	$3,848	-0.76%

Net income	$6,663	$6,519	2.21%

Net income per share:

Basic	$0.78	$0.76	2.63%

Diluted	$0.76	$0.75	1.33%

Dividends per share	$0.25	$0.20	25.00%

	For the Twelve Months Ended,
	Dec 31, 2004	Dec 31, 2003	% CHANGE

Net interest income	$55,841	$50,815	9.89%

Provision for loan losses	$1,622	$1,000	62.20%

Net interest income after provision for loan losses	$54,219	$49,815	8.84%

Net income	$23,591	$23,082	2.21%

Net income per share:

Basic	$2.76	$2.70	2.22%

Diluted	$2.70	$2.67	1.12%

Dividends per share	$1.00	$0.80	25.00%

	Dec 31, 2004	Dec 31, 2003	% CHANGE

Total assets	$1,666,957	$1,657,168	0.59%

Total shareholders' equity	$160,393	$145,752	10.05%

Total deposits	$1,270,884	$1,270,268	0.05%

FOR MORE INFORMATION call William S. Aichele, Chairman, President and CEO at (215) 721-2457.